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                                                                    Exhibit 99.1

EPOCH BIOSCIENCES, LTD.
SECOND QUARTER RESULTS

AUGUST 3, 2004

OPERATOR:               Good morning, and welcome to the Epoch Biosciences
Incorporated Second Quarter Earnings conference call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for questions following the presentation. It is now my pleasure to turn the floor over to your host, Dr. William Gerber, President and CEO. Sir, you may begin.

DR. WILLIAM GERBER:     Thank you Operator, and welcome to the Epoch Biosciences
conference call. This morning before the market opened, we released our financial results for the second quarter of 2004. During this call, we'll discuss our financial performance at Epoch during the quarter, review our progress against strategic objectives and against the specific goals we established for 2004, and update you on what the second half of the year looks like.

                        You're reminded that today's discussion includes certain forward-looking statements about the company's future financial performance and other business prospects that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially are included in the company's Form 10-K and other reports on file with the Securities and Exchange Commission. We encourage you to review these documents carefully. Further, these forward-looking statements speak only as of today's date, and Epoch undertakes no responsibility to publicly release the results of any revision to these forward-looking statements.

                        Epoch participates in three business sectors - the research, diagnostic and industrial markets - where the rapid, accurate performance of genetic analysis is contributing to scientific progress, human health and environmental safety. These are growth markets where the application of DNA technology is changing the way we work and the way we live. We've positioned ourselves in each of these markets through a mix of licensing, partnering and direct product sales.

                        Recently, as you know, we've been managing a strategic shift toward direct selling and marketing of Epoch products by Epoch personnel in the research and diagnostic markets. We raised capital to finance this effort and have been investing in capabilities and infrastructure to achieve it and we are producing results.

                        Effective this quarter, we can report on two businesses in which we sell directly to customers. In early July, we launched our first diagnostic products for the clinical laboratory with a portfolio of 21 analyte-specific reagents, or ASR's, which we call MGB Eclipse Detection Reagents. We accomplished this launch while we continue to grow our research business and to build our commercial infrastructures in both businesses. Meanwhile, we strengthened our patent portfolio and increased licensing deal flow across all 3 businesses, including expanding the scope of our first licensing deal and diagnostics.
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                        Our financial performance this quarter and in the first
half reflects our decision to divest unprofitable operations and to terminate non-productive commercial relationships so we could focus on our MGB Eclipse products, and invest in direct marketing and sales to drive our research and diagnostic product businesses. The financial indicators in our core businesses are positive, and we're pleased with the trends that are emerging.

                        Bert Hogue, our CFO will now go through our second quarter financial results. After he reviews the numbers for you, I'll focus in more detail on our efforts and progress in building our diagnostic and research businesses.

BERT HOGUE:             Thanks Bill, and good morning. The second quarter's
operating results that we released this morning were in line with the guidance that we provided to you in early May.

                        Before I discuss our specific results, I'd like to remind listeners that we continue to work our way out of revenue sources in prior periods that make comparisons difficult and obscure healthy growth in sales of our MGB Eclipse Probe System products.

                        As you know, we sold our San Diego operation in the second quarter of 2003 and terminated the Amersham relationship in the third quarter of 2003 so that we could focus on growing our core business. In addition, our supply agreement with Incyte terminated, as expected, in the first quarter of this year and Federal grants that provided contract research revenues have expired. In my comments today, I will review various adjustments necessary to make apples to apples comparisons of the current quarter's revenues to past periods to give you a truer picture of the growth in our core business. The may be somewhat confusing, but please bear with me as there is an important story that needs to be told and that our reported numbers hides. The good news is that we are working our way out of these legacy revenues and revenue comparisons in the future periods should be simpler. Now to the specifics of our second quarter results.

                        During the quarter, total revenue was 1.9 million dollars. Excluding revenues from our San Diego operations, total revenues decreased 15% from last year's second quarter. This decrease was due to termination of our relationship with Amersham Biosciences from which we recognized a significant license fees and contract research revenues during the first half of 2003. As an indicator of our progress, if you exclude the San
Diego and Amersham revenues as well as contract research revenues from expired grants from the prior year, total revenues in the second quarter actually increased 20% compared to last year. Sequentially, total revenue was basically unchanged from the first quarter of 2004, but there are clear signs of growth. Just over 10% of our revenues in the first quarter came from product sales to Incyte and from chemical intermediate shipments to ABI. As I mentioned, the Incyte supply agreement terminated in March and we had no intermediate sales to ABI in the second quarter.
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We replaced those revenues with increased sales of MGB Eclipse Probe Systems and higher royalties.

                        Product sales were 489 thousand dollars this quarter, down from 688 thousand in the second quarter of 2003. However, when excluding San Diego and Incyte revenues from the prior year's second quarter, product sales were actually up 34% year-over-year due to higher MGB Eclipse revenues. Sequentially, reported product sales were down a bit from the first quarter in 2004 but were up 10% if you exclude the impact of the Incyte termination due to a 33% increase in direct sales of MGB Eclipse products.

                        We're excited about the sequential growth in MGB Eclipse direct sales over the last few quarters and we expect it to continue. While our direct MGB Eclipse revenues in the research field are still concentrated in a few large accounts, our customer base is increasing and our pipeline of target customers is broadening. The sales and marketing initiatives that we started late in the first quarter are in full swing and beginning to show positive leading indications of future growth in MGB Eclipse product sales. Bill will speak to these initiatives later in the call.

                        During the second quarter, license fees and royalties increased to 1.45 million from 1.37 million dollars realized both a year ago and in the first quarter of 2004. Absent of non-recurring Amersham revenues recognized in the second quarter of 2003, license fees and royalties increased 29% from a year ago due to higher royalties from Applied Biosystems and modest contributions from newer collaborators such as BioControl and Celera Diagnostics. Sequentially, the 6% increase over the first quarter was due primarily to higher royalties from ABI and Third Wave Technologies.

                        In early 2003, we recognized contract research revenues from an NIH grant and a collaborative research program with Amersham. The NIH grant has expired, and the Amersham relationship was terminated by us in late 2003. Accordingly, there were no contract research revenues in either of the first two quarters of 2004. On the bright side, we expect modest contract research revenues from a new commercial collaborator in the third quarter and have several grant applications in process, including one that we expect to begin generating revenues in the fourth quarter.

                        Total operating expenses for the second quarter were 2.7 million dollars, a sequential increase of about 7% from the first quarter of 2004. The increase was due primarily to increased sales and marketing costs and higher professional fees related to corporate governance and business development.

                        As you know, during the first quarter of 2004 we closed a private placement of common stock in warrants. As we discussed with you last quarter, generally accepted accounting principles require us to adjust the fair value of common stock warrants every quarter. The 178 thousand dollar valuation adjustment recognized
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in the second quarter relates to the change in fair value of the common stock warrants during the quarter. While the recognition of this change in value impacts net income or loss, reported in accordance with GAAP, it has no impact on the company's operations, working capital, or liquidity.

                        At the end of June, we had 9.2 million dollars of unrestricted cash and cash equivalents, down slightly from 9.7 million at March 31st.

                        With that, I'll turn the call back to Bill.

DR. WILLIAM GERBER:     Thanks, Bert. You can see from our numbers that we
continue our transition to a product company. In our research business, we added key personnel, made significant gains in lead generation, engaged in trade show and co-promotion activities, increased the number of companies actively evaluating our products, and expanded our business with existing accounts.

                        We've retained a telemarketing firm to execute a lead generation program for the U.S. research market. They placed over 2 thousand calls to real-time PCR users, conducted approximately 360 interviews, and actually produced several orders. This effort is generating quality leads for use by our sales organization.

                        During the quarter we hired 2 field sales reps on the east coast and the new product manager. The sales professionals started in early June so their impact will be felt in subsequent quarters. We're currently in a process of hiring a west coast representative and candidates have been identified for this position.

                        Our reps follow up with the qualified leads produced by the telemarketing firm by visiting the accounts in order to set up product evaluation. Testing is underway at several large pharmaceutical companies and a large biotech company in the east.

                        We also initiated outreach activities in Europe by retaining a marketing consulting group and plan to hire an Epoch European sales rep later this quarter. Technical presentations have been made to 4 European accounts and product testing has been initiated at 3 of the companies.

                        We participated in trade shows and expect to be present at relevant industry and scientific events throughout the coming year. We're also engaging in co-promotion activities with Sigma Aldrich, a large St. Louis based company that develops and distributes reagents and kits for pharmaceutical and biotechnology companies, universities and government laboratories. Sigma has developed real-time PCR reagents that work beautifully with our MGB Eclipse
Probe products and they're including our literature and mailings to their 20 thousand customer database. Our team is also developing direct mail campaigns and a journal ad program that will launch in mid-September.
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                        The number of customers that are evaluating our products
has increased significantly. Several of these companies represent large potential revenue streams to Epoch. The total number of individual customer orders has grown appreciably quarter-over-quarter. Perhaps the most significant event to note is that our major MGB Eclipse by Design accounts, Millennium and the NCI, expanded their business with us during the quarter. What this means to us is that once our products are in-house, the R&D organization recognizes their utility first hand and begins to apply the technology more broadly within the company or institution. It takes significant effort and time to land a large corporate account, but once we're over that hurdle we can take advantage of organic growth within the account.

                        Now let's turn to our new business, molecular diagnostics. As planned, we launched an initial portfolio of 21 MGB Eclipse Detection Reagents, analyte-specific reagents for the clinical laboratory business. MGB Eclipse Detection Reagents are the next generation in DNA probe and primer technology for real-time PCR, bringing to clinical laboratories the high performance of Epoch's genetic analysis technologies that are widely available in the research community. Our first battery of proprietary Epoch reagents includes assays to detect 13 infectious diseases, 5 inherited diseases, and 3 cancer related targets. We intend to expand the portfolio to at least 30 reagents by year-end and we're on track to do so. Our first diagnostic product sales occurred during July.

                        The advantages of MGB Eclipse Detection Reagents to customers include a broad menu, high performance, internal controls, a common operating protocol, and compatibility with the lab's installed instrument system. The early feedback from the market has been very positive, with target customers responding particularly well to our product's high performance and quality. The labs are very receptive to the bottom line effect our products can produce in their businesses. Several of the top 10 commercial and university labs are now actively testing our products.

                        As announced in May, we initiated the collaborative agreement with ARUP Laboratories, a Salt Lake City based national clinical reference laboratory for the development and supply of MGB Eclipse Detection Reagents. We're collaborating with ARUP on the development and validation of infectious disease assays. We've had very positive feedback from the infectious disease lab and utilization of our products has expanded to additional groups within their organization. ARUP has successfully validated 3 assays, and 3 more are in progress. They now have 3 Epoch products on-line for patient testing and they've initiated publications on the use and advantages of our products.

                        We added key personnel here to support our diagnostic initiative, including a Product Manager and a Director of Manufacturing with significant experience in the diagnostic business. Paul Hulker brings us over 25 years of manufacturing and general management experience specifically in diagnostics. He was most recently General Manager of Alidex, a supplier of diagnostic products and
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subsidiary of Polymedco. Previously, he was VP Operations for the Diagnostic
Sciences Division of C.R. Bard, and held senior manufacturing positions at Murex Corporation and Baxter Healthcare. Paul will continue to build the capabilities and reliability of our cGMP manufacturing function while focusing on consistently high quality and low turnaround time.

                        We're developing an ad campaign targeting diagnostic journals to build awareness, a trade show program, and a direct-mail program based on trade show lists. We've already participated in our first trade show at the Clearwater Virology Meeting. This meeting is sponsored annually by the Pan-American Society for Clinical Virology. We've conducted 70 customer interviews at the meeting and scheduled follow-up visits with many of these targets.

                        Our value proposition in the ASR market is the broadest line that's easy to use, high performance, cost-effective reagents in one catalogue. We know customers have a strong desire to have alternatives and believe our solution will have significant appeal to customers of all sizes. Diagnostic product sales have begun and although we continue to believe they'll be modest in 2004, this business represents a key growth engine for our future.

                        Apart from our direct selling initiative and diagnostics, we've expanded our license agreement with Celera Diagnostics 4 months after entering into the initial worldwide non-exclusive deal. The licenses cover incorporation of Epoch's MGB and Eclipse Dark Quencher technology into TaqMan probes for selective infectious diseases and allow Celera Diagnostics to manufacture, sell and distribute diagnostic assays that utilize Epoch's Minor Groove Binder and Dark Quencher in selected products. We receive license fees and royalties on sales of the licensed products to end-users.

                        In conclusion, we're pleased with our progress in building our product businesses. We believe we're doing the right things to establish product acceptance and to create momentum in the quarters ahead.

                        Now a few comments on what the rest of the year looks like from a financial perspective. Bert?

BERT HOGUE:             In our late February conference call, we outlined our
plan to make aggressive investments in building our sales and marketing infrastructure during 2004 to address the opportunities we see for our products and technologies in both the research and molecular diagnostic field. We raised money to fund these investments and we began executing on that plan late in the first quarter. We also indicated that revenue growth during 2004 would be back end loaded as we realized returns from both our sales and marketing efforts in the research field and the launch of our molecular diagnostic products. We said that year-over-year revenue comparisons during the first half would be difficult due to the Amersham and San Diego revenues realized last year. We also said that sequential quarterly revenue growth in the first half of the year would
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be nominal due to rotations within our revenue sources, in particular the declines in chemical intermediate shipments to ABI and termination of revenue generating contracts such as our supply agreement with Incyte and NIH grants.

                        To date, that guidance has been spot-on. While we're experiencing steady growth in our direct sales of MGB Eclipse products, such growth has been offset by the loss of non-recurring revenues realized in prior periods and our progress therefore is not obvious as we work through these rotations in our revenue sources and product mix. We indicated in February that we expected full year revenues could reach 10 million dollars. Although we've executed on our plan to build infrastructure and add personnel in support of our direct sales strategy, these efforts have taken more time that we'd planned.

                        We currently expect full year 2004 revenues to be closer to 9 million dollars. The decrease from our prior guidance is primarily the result of two factors that had an approximately equal effect. One, a significant decrease in chemical intermediate purchases forecasted by ABI for much of 2004; and two, a later than anticipated increase in research product sales through direct sales channels. The markets are there. Our products are being well received by customers and prospects and our expanded sales and marketing activities are reaching far more customers now than just 2 quarters ago. However, revenue growth in the second half won't accelerate at the same rate as we once thought. That said, revenue comparisons in the second half of the year will be positive, both year-over-year and on a sequential quarterly basis. Sequential revenue growth during the second half of the year will be driven by increases in MGB Eclipse product sales, both in the research and diagnostic markets and in royalties and contract research revenue.

                        The growth of our core business makes us very optimistic. Consider this: if we subtract revenues for non-recurring sources - San Diego, Amersham, Incyte, and expired grants - from reported 2003 revenues, our adjusted 2003 revenues were approximately 6.4 million dollars. Our current 2004 revenue forecast of around 9 million dollars represents pro-forma year-over-year revenue growth of over 40%. All in all, we're quite pleased with that performance and, more importantly, that we worked ourselves through the loss of these legacy revenues, launched a new product line in the larger and faster growing molecular diagnostics market, and will enter 2005 with a mix of revenues that's not only sustainable but poised for growth.

                        As for the third quarter, we expect growth in sequential revenues to resume and total revenues to be between 2.2 and 2.4 million dollars. Product sales are expected to be up sharply with continued increases in direct sales of MGB Eclipse products in the research field and initial, albeit modest, revenues from MBG Eclipse Detection Reagents. Product royalties are expected to be up about 7% this quarter on a sequential basis and we anticipate contract research revenues from a new commercial collaboration. Net loss for the quarter, prior to any impact from changes in the valuation of common stock warrants, is expected to be between 500
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thousand and 700 thousand as we continue to implement our direct sales and marketing and business development programs.

                        I'll now turn the call back to Bill for some closing remarks.

DR. WILLIAM GERBER:     I believe that over the next 6 months, we'll be in a
better position to independently assess the progress of our product businesses as the visibility of our effort grows and intensifies. Our advertising and trade show activities for our ASR products will begin in the fall. For example, we'll be at the American Society of Human Genetics Meeting in Toronto in October and the Association of Molecular Pathology Congress in Los Angeles in November. For much of Epoch's history, we've been the molecular version of Intel Inside for TaqMan and Invader products. Now our products are out front and our people are very gratified to see our new sales and marketing organization put creativity and muscle into promoting MGB Eclipse directly to customers.

                        In addition to a higher profile on both the diagnostic and the research markets, there are more tangible events you can look for in the second half. Significant new MGB Eclipse by Design accounts in the U.S.; emergence of Epoch's European research products business; new MGB Eclipse Detection Reagent accounts, both large and small; new MGB Eclipse Detection Reagent products, bringing the tally to at least 30; additional collaborations producing contract and royalty revenues; and importantly, growth on all revenue lines.

                        Cheryl, we'd now like to open the call up to questions.

OPERATOR:               Thank you. The floor is now open for questions. If you
have a question, please press `star, one' on your touchtone phone at this time. If at any point, your question is answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received. We do ask that while you pose your question, you pick up your handset to provide optimum sound quality. Please hold while we poll for questions.

                        Our first question is coming from Adam Chazan of Pacific Growth Equity.

ADAM CHAZAN:            Hey guys, a couple of quick questions on the diagnostics
front. I was hoping you could kind of give us a feel for what the direct selling effort might look like, in particular what kind of sales and marketing group are you planning on assembling, you know, and what the timeline is there. Secondly, in terms of the menu expansion, you're talking about adding somewhere around 9 products before the end of the year, do you expect the focus to continue to be on infectious disease, or do you expect, you know, kind of a balancing of the portfolio or will you push into any other areas.
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DR. WILLIAM GERBER:     Thanks Adam. Good questions. The sales and marketing
organization currently, the dedicated folks, we have a Senior Product Manager who's assisted by a full-time Product Manager here at the office that are focusing on this. We've hired Steve Owings, who was head of sales for Visible Genetics and knows the market extremely well. He's based in Atlanta, and is in the process of hiring 2 additional people - one on the east coast and one on the west coast - to be onboard by the end of the year. And really since our target market is, at most, 400 labs in the US but obviously we're using the 80/20 rule, we think that ultimately 5 or 6 people is going to be as many as we probably want to have in the US and that having 3 by the end of the year'll help us ramp up at the rate that we think is appropriate.

                        As far as the assays in the menu, the clinics continue to have an infectious disease focus and the reason for that is as you know we're collaborating with a large number of labs - all commercial but some university based and some free standing commercial labs including the largest in the country - and their interest seems to be primarily in the area of infectious disease assays for using real-time PCR. The genetic disease market as you know is dominated by Cystic Fibrosis, and we're not going there. Then you drop way down to Factor II, Factor V, and hemochromatosis and a few other tests; so that market segment we won't focus on heavily. Cancer's an interesting area, obviously more and more genes and mutations are being identified in cancer cells that are important potentially in predicting outcome in response to therapy. As you know we've done this work with the NCI where they've identified SNPs and cancer cells and we've designed assays for them. Several hundred of those assays are available on our website. We're expanding that menu with NCI and will continue to make them available and we're hopeful that through research, some of them will become significant commercial tests that will be routinely run on tumors to predict the outcome of the disease. But that's going to happen over time, although ultimately I think it's going to be a very large market.

OPERATOR:               Sir, does that complete your questions?

ADAM CHAZAN:            You know, I'll follow-up with one more question.
Molecular diagnostics was a focus, or I should say one of several key topics at AACC this year. Just curious what your read on the conference might have been and where you think things are going to go over the next year to year and a half in terms of ASR and ASR related products.

DR. WILLIAM GERBER:     I think that you know the ASR regs from the FDA have
really opened up, opened up the opportunity and accelerated the opportunity significantly in that companies like Third Wave and ourselves have been able to enter the market where in the old days it would have been very, very difficult given the regulatory requirements. I think that what we're trying to do and obviously I think we're going to be successful at, is to focus on a segment of the molecular diagnostics market that the big guys have tended to shy away from. They're fighting it out over HCV and HIV and Cystic Fibrosis and they're not really paying a lot of attention to the dynamic nature of this market. The advantage of our technology is we can
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develop an assay with a collaborator very, very rapidly and introduce it. We can work with some of the more innovative people in the industry on developing these assays and making them have the type of sensitivity that they need and the type of performance they need. So we're going to continue to kind of fly under the radar of the big guys and build what we know to be the largest menu in the industry and continue to work with our target market very, very closely to have success. I think the interesting thing is that I think the big guys are going to stay kind of at the backend of this, and that is as assays grow, be they say a quantitative CMV assay or as these novel assays are developed and are commercialized, I think they're going to wait at the backend of the 510K process and basically adapt these things to their high throughput instruments. So I think the ASR market is going to continue to be a rapidly growing, rapidly evolving market and I think it's going to continue. Probably we're going to see companies like Third Wave and ourselves have a lot of success in it by virtue of our focusing very narrowly on the opportunity and applying our technology to it.

 ADAM CHAZAN:           Great.  Thanks.

DR. WILLIAM GERBER:     Sure.

OPERATOR:               Thank you, our next question is coming from John
Sullivan of Leerink Swan. Please pose your question.

JOHN SULLIVAN:          Hey guys, good morning.

DR. WILLIAM GERBER:     Good morning John.

JOHN SULLIVAN:          I had a couple of questions as well regarding the
diagnostic opportunity, but let me just start regarding the traditional research opportunity for one moment if you don't mind. You had talked about in describing the research opportunity; you talked about a survey and a telemarketing firm that you hired, where you're contacting a large numbers of researchers, real-time PCR researchers. I'm just wondering if you can, if you're getting back any information about general trends in use of real-time PCR among, I assume you're talking mostly to academic researchers. Just trying to get some sense of whether academic researcher work is still in the real-time PCR area or if it's moving forward from genes into proteins and cell based research, that sort of thing.

DR. WILLIAM GERBER:     Well John, there's still, we think, a good 20, 25%
growth in real-time PCR generally and ABI keeps coming out talking about 20-30% growth in their SDS market. So there's no question it's continuing to grow and people are continuing to apply the technology. I think, you know, first we're just seeing more and more people jump on board and recognizing the advantages of real-time PCR over more traditional methods. And second, I think in terms of innovation, people want to look more at things like splice variance and multiplexing and other applications of real-time PCR that they'd find more useful in their work, even applications like CPG methylation. So it's continuing to grow, it's continuing to evolve, and new applications are continuing to be developed.

JOHN SULLIVAN:          Okay, that's very helpful. Well let me shift now to the
detection reagent business. Can you just speak for a moment? You talked about the marketing, could you just talk about you had mentioned some of the early access customer's remarking on the bottom line benefits to the lab of your products. Can you just flush that out a little bit more, what sort of benefits are they perceiving?

DR. WILLIAM GERBER:     Well I think one major benefit, and you cannot
underestimate this, is lot-to-lot consistency. These labs when they buy a new lot of a product, have to do a very brief re-validation of the assay and if you can come up with highly consistent reagents such that when they buy a product from you it works the same way as the last product they bought from you. This is very, very important to them and we've been very pleased that one of our customers, a household name, has said that the product that we're shipping them is the highest quality product they've ever received from anybody. So that's very, very important. The second is common protocol. If you run one of our assays, you can run all of our assays because the protocols are identical.

                        This is very important in terms of labor because it means that you can take on another one of our assays without retraining your tech. It's basically run the same way and if you've got a 96 well plate, you can break it up and run 3 or 4 of our assays on it because they all run at the same temperature and use the same settings. The third is an area that's very interesting and I won't go into it now, but we will as the time approaches more and that is that the expiration of PCR patents next year, the basic PCR patents. Given the fact that our probes are not degraded they don't infringe the TaqMan patent, and given the fact that native Taq is now outside of patent in the United States, it appears people have freedom to operate outside of Roche's patents using native Taq, and our assays work beautifully with native Taq. It's our view currently that these labs can start using our product early in 2005 without paying royalties to Roche. Now this is a very big deal for them because you're talking about royalty rates anywhere between 10 and 18%. So that's another consideration that's not a minor one for many of these labs.

JOHN SULLIVAN:          Terrific. Thanks very much. And just to be clear. ARUP
is going to be, is ARUP helping you design assays or is just helping you produce assays once you've designed them?

DR. WILLIAM GERBER:     Both. And we're, again, we can design these assays very,
very rapidly so that with ARUP and others, you know, we will develop a prototype assay and bring it to them, they'll run it on human samples and if they find that we miss a few or that the sensitivity isn't quite right or something, we'll redesign it with them until it meets their specs. Then by virtue of them validating it, running a full validation and putting it online in their lab, it makes it much easier to approach the next lab and say, "Look this is up and running at ARUP so your risk in validating it is very, very low." So
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there's a good deal of value in having this kind of relationship with ARUP and we're developing the same type of relationship in other areas with other labs.

JOHN SULLIVAN:          Understood. And my last question regarding your vision
for this business. Do you expect a significant portion of this business to be custom requests from your customers regarding assays that they want to see?

DR. WILLIAM GERBER:     In the research area, that continues to be an important
part of our focus. ABI is a product company, they don't do so well when it comes to service or providing custom products, so in the research area that's absolutely something we do. In the diagnostic area, it's not so much a custom assay, but if somebody says that they work in a particular area and they're very interested in us developing an assay, provided we believe that this is a potentially expanding opportunity and we confirm that with some other collaborators, we're happy to develop and assay very, very rapidly. But again, that's based on customer demand and our belief that that assay will be a significant seller.

JOHN SULLIVAN:          So it's more customer feedback just to inform your
development of new products that will be broadly distributed in molecular diagnostics?

DR. WILLIAM GERBER:     Absolutely. You know, there are already a couple
products on our list that weren't there at the beginning of the year.

JOHN SULLIVAN:          True.  Thank you very much.

DR. WILLIAM GERBER:     You bet.

OPERATOR:               Thank you, our next question is coming from Jonathan
Feldman of SBZ Select Investment. Please pose your question.

JONATHAN FELDMAN:       Good morning. I was wondering if you could give me a
little color on how the company's relationships with its partners are proceeding?

DR. WILLIAM GERBER:     Sure.  Our research partners?

JONATHAN FELDMAN:       Yup.

DR. WILLIAM GERBER:     Absolutely. Bert can cast some light on this because a
lot of this is financial, but our relationship with ABI continues to be very strong. As I mentioned earlier, in their recent earnings call I believe they pointed out the SDS business, our business with them, is growing at 25% plus growth rates year-on-year. So they're doing very well. Third Wave, we've been pleasantly surprised at their performance in terms of growth and royalties from Third Wave. I think if any of you follow them, they're projecting over 50 million in sales this year; 15 million in the diagnostic area. And again, our technology's inside that Invader platform. QIAGEN is our major research partner and I would say that QIAGEN's portrayal of themselves has been dead-on; they're slow to start but once they start to gain speed, they tend to start coming on strong. We've been disappointed, frankly, with QIAGEN's performance in the first year of the relationship but there now appears to be signs of real life including in Japan from research customers. Bert do you have any other comments on how things are going?

BERT HOGUE:             Only that we focus a lot on our diagnostic initiatives
but it's important to keep in mind that those companies and others, place a value on our technologies and the revenues from those customers continue to grow. So it's an important part of our business and will continue to be.

DR. WILLIAM GERBER:     Yes.

OPERATOR:               Thank you, our next question is coming from Beth Levin
of Cision Ventures. Please pose your question.

BETH:                   Hi.  Good morning.

DR. WILLIAM GERBER:     Good morning.

BETH:                   I just had a question about where the increase in core
revenue growth is coming from?

BERT HOGUE:             Sure. I'll take that. I'm guessing you're meaning the
increase I characterized as 6.4 million in adjusted 2003 revenues to 9 million in 2004 revenues. Is that the question?

BETH:                   Yes.

BERT HOGUE:             Great. If you look at our 3 revenue line items on our
P&L, product sales increase is about 40% of that, and license and royalties and contract research is about 60% of that. Within product sales are a couple things that I'll break apart for you. MGB Eclipse products, direct and otherwise, and the chemical intermediates business we have with ABI, which is, frankly, a negative from 2003 to 2004. And I carved that out because that's kind of our wholesale business, our products that we ship with our technology in them to ABI pursuant to our license supply agreement that they turn around and sell as MGB TaqMan products. We have very little control over that revenue flow and really it shouldn't be viewed as an underlying indicator of the strength or weakness in our business. It just ebbs and flows as ABI forecasts. They purchased a lot of that material in 2002 and 2003, and even as their SDS business continues to grow 25% year-over-year, they're just using up that inventory now, which leads to a decrease in the business to us. So if you carve that element out, product sales are about half of the increase from 6.4 to 9 million, and royalties and the rest are the other half. It's consistent with our business model.

BETH:                   Okay.  Thanks.

OPERATOR:               Once again, the floor is open for questions. If you have
a question, please press `star, one' on your touchtone phone at this time. Once again, for further questions, please press `star, one'.

                        Thank you, our next question is coming from Howard Feldman of ACN Securities. Please pose your question.

HOWARD FELDMAN:         Good morning Bill.

DR. WILLIAM GERBER:     Good morning, Howard.

HOWARD FELDMAN:         I've noticed 4 years ago or so, soon after you joined
the company, that we'd have quarterly calls like this with very little participation. We're now seeing a great deal more participation. Are you finding that the Wall Street community is starting to put the company on the radar screen and maybe some of the bigger guys, as you say, you're operating under the radar of these bigger guys, but aren't these bigger guys also showing some interest in the company? That is, are you starting to see, or can you even comment on interest you're starting to see from Wall Street?

DR. WILLIAM GERBER:     Well, you know, I think we're in the same position as a
lot of companies in our sector right now, Howard, and that is that there's simply no interest on the part of the large houses because there's no banking business to be done with a company of our size and they're simply not going to be bothered. But there are a number of firms that are moving into the kind of a vacuum that was created by the consolidation that are starting to focus on this sector and work with companies like us and, yeah, I think that there's no question that our move into diagnostics has potential for some significant revenue growth, really starting next year, and has started to catch the attention of some of these firms. And really I think in terms of investor interest, that continues to be significant in terms of funds and the like.

HOWARD FELDMAN:         And the 9 million dollars that you have, would that even
be considered for acquisition?

DR. WILLIAM GERBER:     Yeah. I think we've talked about this before. We're
certainly focused on organic growth here because we've got a very colorful technology and we want to leverage it. At the same time, you know, we recognized that organic growth, even at 40% a year, doesn't qualify for significant revenue story in terms of top line revenues. So we are always open to the notion of acquiring companies or products using either cash or equity, provided it makes sense strategically, so that we can tell a story to you and other investors that makes sense and that you like, and provided that it's accretive.

HOWARD FELDMAN:         Thank you.

DR. WILLIAM GERBER:     You bet.

OPERATOR:               Our next question is coming from Adam Chazan of Pacific
Group Equity.

ADAM CHAZAN:            Hey guys. Another quick question on the existing
portfolio. You mentioned that 3 of the assays that ARUP is running - are running I should say - were validated and essentially designed by those folks. Can you comment at all as to, you know, the balance of the portfolio, how are those designed, who were you working with, if anybody, and you know, what were some of the considerations behind designing and developing those products, and may this change going forward as you talk to more and more potential customers?

DR. WILLIAM GERBER:     Sure. Actually Adam, I was probably a little bit
misleading. We design the assays initially. We can go out and do a blast and look at their sequences and come up with what we think is an assay that will work well, and then we'll actually validate that assay against synthetic templates with synthetic targets. So then we take it to ARUP or other collaborators and say, "Alright, we think this is pretty good assay, why don't you run it on your human samples that you have banked here and tell us how it performs." Now, not unusually, it performs just fine and they're happy to adopt it as designed.

                        But in one example, we've designed an Enteroviral assay, and as you know there are dozens of Enteroviral sub-species and it turned out that on a group of a hundred assays that they were quite certain were positive for Enterovirus, we missed I think 3. Well, they went back and sequenced those 3 and found that they were as yet unknown variants, not yet described in the literature, that we couldn't have predicted. So we used some of our modified bases to basically change, I believe in this case it was the primer sequence, the primers, and it worked beautifully and then got those 3 and now they're very happy with the assay. So it's not so much that they design them for us, it's that they validate them for us and if we need to tweak the assay because of something like that, we'll do it. Is that helpful?

ADAM CHAZAN:            Yeah, that's helpful. So of the portfolio now, I mean,
is this generation 1, generation 2, and when you describe something as a product that's in the portfolio, you know, how many turns has it gone through or how many potential turns to you envision any potential candidate going through?

DR. WILLIAM GERBER:     Well, all of the cancer assays we validated on samples,
so they're done. The genetic assays you can get samples on. So those we know work fine. It's really in the infectious disease area and I would guess of the 13 infectious disease assays that we have out, something like 7 or 8 have been validated by partners as working or we're in the process of doing that, and the others we're just about to enter into validations for at other sites. And again, I think the Enterovirus is really an exception; most of them work just fine right out of the box. But if there is tweaking to make them a high performance assay, we're more than happy to do it and the turnaround time on that is usually weeks from the time that we're told, "You know, we'd like this to be a little more sensitive" "till the time that we get it back in their hands and they validate it.

ADAM CHAZAN:            Thank you.

DR. WILLIAM GERBER:     Sure.

OPERATOR:               Once again the floor is open for questions. If you do
have any final questions, please press `star, one' at this time. Gentlemen, at this time there appear to be no further questions.

DR. WILLIAM GERBER:     Well, thank you very much, operator and thanks everybody
for participating in the call today. We appreciate your interest in our company and our business.

OPERATOR:               Thank you. This does conclude today's teleconference.
Please disconnect your lines at this time, and have a wonderful day.